[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10).

Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.15

EARGO, INC.

MANUFACTURING AGREEMENT

This Manufacturing Agreement (the “Agreement”) is entered into by and between Eargo, Inc., a Delaware corporation having its principal place of business at 295 N. Bernardo Ave, Suite 100, Mountain View, CA 94043, United States, and all affiliates and wholly owned subsidiaries (“Eargo”) and PEGATRON CORPORATION, having its principal place of business at No. 76, Ligong Street, Beitou, Taipei, Taiwan, 112 (“Supplier”), effective as of the 21 day of August, 2018 (the “Effective Date”).

1.

Scope. This Agreement relates to goods that Supplier will develop, manufacture, sell and deliver to Eargo (as defined below) for use in connection with Eargo’s products (collectively, the “Goods”). The parties may enter into statements of work (each, a “Statement of Work” or “SOW”) in the future to address additional details related to specific Goods. Should there be any conflicts between the Agreement and SOW, the SOW will prevail.

2.	Forecast and End of Life Planning.

2.1

Forecast. Eargo will periodically provide written forecasts indicating Eargo’s projected demand for each Good (each such forecast, a “Forecast”). Supplier will be deemed accepted each such Forecast upon receipt, if Supplier affirmatively accepts such Forecast within [***] from date of Forecast issue. Supplier will timely commence the manufacture of Goods in order to deliver the Goods by the dates indicated in each accepted purchase order. Should Eargo not purchase Products pursuant to Forecast, Eargo shall [***] support the manufacturing of Goods forecasted including but not limited to raw materials, finished Goods and work-in-progress Goods.

2.2

End of Life Planning. Eargo will place Last Time Buy Purchase Order (“LTB PO”) for replacement Goods (“Service Units”). Both Parties will discuss in good faith regarding delivery schedule of LTB PO. Supplier agrees to maintain the ability to make additional Goods for a minimum of at least [***] subject to terms of LTB PO.

3.	Pricing.

3.1	The per unit price of the Goods (the “Price”) equals BOM + Value Added, where:

3.1.1	“BOM” means the engineering bill of materials that Eargo approves for OEM project manufacturing Goods; and

3.1.2	“Value Added” means the per unit amount to be paid by Eargo to compensate Supplier [***].

3.2	The Parties will agree on the BOM and Value Added in the applicable SOW or other written agreement.

3.3

To the extent permitted by law, the Price of the Goods that are provided by Supplier will not exceed the lowest cost or rate that Supplier offers to any other customer for the same Goods based on equivalent volume and other business terms

4.	Purchase Orders.

4.1

Supplier will accept, and will timely fulfill all accepted Purchase Orders within the agreed upon Forecast that Eargo procures Goods under this Agreement issues by the delivery date requested in such Purchase Order. “Purchase Order” means a written or electronically transmitted instruction to Supplier to deliver particular Goods pursuant to applicable delivery or performance dates.

4.2	Eargo may [***] any Purchase Order, or any portion thereof. Eargo agrees that the initial [***] quantities in the Forecast shall be deemed firmed Purchase Order.

4.3	Unless mutually agreed in writing otherwise, all Purchase Orders will be governed by the terms and conditions of this Agreement and any applicable SOW.

4.4	Supplier will invoice for Goods upon delivery. Payment terms are [***] from the date indicated on the bill of lading. All amounts payable will be stated and paid in United States Dollars.

4.5

Eargo is not obligated to purchase any Goods except pursuant to an accepted Purchase Order it issues. Except for amounts due pursuant to a Purchase Order or SOW, Eargo will not be responsible for any costs in connection with the supply or purchase of any Goods.

4.6	Notwithstanding the language as stated in Section 4.1, Supplier has the right to decline Purchase Orders if [***] is not provided, if necessary.

5.

Delivery. [***] as to the supply and delivery of Goods under this Agreement. If Supplier cannot meet the requirements of an accepted Purchase Order, Supplier must promptly notify Eargo and propose a revised delivery date, which the revised delivery date will not be less than [***] from the original delivery date (the “Grace Period”). If Supplier fails to meet the revised delivery date again, Eargo may, at its option, choose and exercise one of the following options: (i) require Supplier to deliver the Goods using priority freight delivery (with all incremental freight charges at Supplier’s expense); and (ii) seek and collect all other remedies provided at law, in equity and under this Agreement for failure to timely deliver Goods.

6.

Supply Constraint. If Supplier’s ability to manufacture and deliver any Goods in accordance with the then current Forecast is constrained for any reason, Supplier will promptly notify Eargo of the supply constraint and Supplier’s plan to resolve it, and will provide Eargo [***] updates regarding the steps taken to resolve the supply constraint. If the supply constraint is due to constrained resources (e.g., personnel, material, equipment, or third party components), Supplier will use its reasonable efforts to allocate the constrained resources to supply Goods to Eargo on a nondiscriminatory basis relative any other customer based on equivalent Goods, quantities and other business terms.

7.

Acceptance. Goods delivered will be subject to Eargo’s inspection, test and rejection. Any Goods delivered (individual units or entire lots) that do not comply with the requirements of the applicable Specifications, Purchase Order or this Agreement, may be rejected. Payment of invoices will not be deemed acceptance of Goods. “Specifications” means the most current version of all specifications and requirements that Eargo provides in writing (which may include Eargo notifying Supplier that such specifications and/or requirements are available for electronic download along with providing necessary access and download instructions), including any documents referenced in any bill of materials, SOW, and any relevant specifications, drawings, samples or other descriptions that Supplier provides and Eargo approves in writing.

8.	Warranties.

8.1

Supplier’s Warranty: Supplier represents and warrants that: (i) it has the right to enter into this Agreement and its performance of this Agreement will be free and clear of liens and encumbrances; (ii) entering into this Agreement will not cause Supplier to breach any other agreements to which it is a party; (iii) the Goods will be new and comprised of new materials when delivered; (iv) for a period of [***] from ex-factory (unless agreed otherwise in an SOW) the Goods will conform to all applicable Specifications, be free from any defects and be merchantable). Further, Eargo’s rights and remedies under this Agreement with respect to the Goods (including all warranties) remain in full force and effect even if Eargo sells, consigns or otherwise transfers the Goods to any of Eargo’s contract manufacturers, suppliers and other subcontractors.

8.2

Warranty Exceptions: Supplier shall have no liability for any defects or infringement of the Goods that is caused in any way by (1) Supplier’s compliance with design(s), specification(s), customized features, software, trademark, or any other instruction, requirement and request given by Eargo to Supplier; or (2) the component(s), software or part(s) designated and/or provided by Eargo; or (3) any modification or combination or otherwise by reasons not attributable to Supplier; (4) any abuse, misuse, improper use, improper testing, negligence, accident alteration, tampering of faulty repair thereof not by Supplier; (5) Supplier supplied the Product to Eargo comply with any Standard. To avoid doubt, a Standard means any standard issued or published by any recognized standards development organization, consortium, special interest group, or like entity, for the purpose of widespread adoption; and (6) the essential third party intellectual property rights necessary in order to manufacture the Goods.

8.3

Disclaimer: EXCEPT AS EXPRESSLY OTHERWISE AGREED UPON, NO WARRANTIES, EXPRESSED OR IMPLIED, BY STATUTE OR OTHERWISE, INCLUDING BUT NOT LIMITED TO THE WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT ARE MADE WITH RESPECT TO THE GOODS AND SPARE PARTS.

8.4

Eargo’s Warranty: Eargo hereby warrants to Supplier that, it will, [***] be responsible for all licenses, permits and authorizations required under this Agreement other than Supplier Obtained License. Eargo shall be solely responsible for procuring license(s) of any intellectual property right required in connection with the Goods and Service other than Supplier Obtained License, including but not limited to any standards issued or published by any recognized standards development organization, consortium, special interest group, or like entity, for the purpose of widespread adoption. [***] Furthermore, for certain license already obtained by Supplier for manufacturing the Goods (“Supplier Obtained License”), [***].

9.

Remedies for Defective Goods. If Supplier delivers Goods and during Warranty Period become Defective Goods, then Eargo may in its sole discretion select one or more of the following remedies: (i) have Supplier accept the return of such Defective Goods; (ii) have Supplier, repair or replace the Defective Goods or (iii) have Supplier provide a written issue or defect analysis report and a correction plan. “Defective Goods” means Goods that (a) fail to conform with or operate according to the warranties set forth in Section 8, or applicable Specifications; (b) fail to comply with any US law or regulation; or (c) create a risk of bodily injury or property damage; provided always that the defects or noncompliance are solely attributable to Supplier.

10.	Epidemic Failure.

10.1	Definitions.

10.1.1

“Excessive Failure” means subject to Section 8.2 (Warranty Exceptions) of this Agreement and during the Warranty Period, failure rate of a Good delivered to Eargo except for assign part, and design problem from Eargo, equal to or more than [***] during [***] due to the same Single-Root-Cause.

10.1.2	“Excessive Failure Threshold” means [***] for a Single-Root-Cause Excessive Failure.

10.1.3	“Failure Rate” means the rate calculated using the following formula: Failure rate = A/B x 100% where: A = [***]; and B = [***].

10.1.4	“Epidemic Failure Period” means within the Warranty Period.

10.1.5	“Manufacturing Lot” means those Goods manufactured during a continuous time period not less than [***].

10.1.6	“Single-Root-Cause Excessive Failure” means an Excessive Failure due to a Single Cause.

10.1.7	“Single-Root-Cause” means the same or substantially the same defect (e.g., related to the same component, material, design, manufacturing process, or test procedure).

10.2	Remedies.

10.2.1

After acceptance of Goods, and within the Warranty Period, if any Goods still in production later fail to conform to the warranty set forth herein, Eargo’s sole remedy will be to return the Goods to Supplier, and Supplier, will immediately replace the returned Goods for all such nonconforming Goods, provided that Eargo promptly notifies Supplier in writing upon Eargo’s discovery of the nonconformity, including a particularized explanation of all alleged deficiencies. Supplier will reimburse Eargo for all transportation-related charges paid by Eargo to return any nonconforming Goods, provided that Eargo will [***].

10.2.2

After acceptance of Goods, and within the Warranty Period, if any Goods not still in production later fail to conform to the warranty set forth herein, Supplier will credit Eargo’s account for all such nonconforming Goods, provided that Eargo promptly notifies Supplier in writing upon Eargo’s discovery of the nonconformity, including a particularized explanation of all alleged deficiencies. Supplier will reimburse Eargo for all transportation-related charges paid by Eargo to return any nonconforming Goods, provided that Eargo will [***].

10.2.3

If there is an Excessive Failure, Eargo will promptly notify Supplier upon discovery of the Excessive Failure. Supplier will: (a) give Eargo an initial response within [***] for Supplier’s containment and preliminary plan for diagnosing the problem; (b) exert all [***] efforts to diagnose the problem and plan a work-around or more permanent solution acceptable to Eargo; and (c) prepare a mutually agreeable recovery plan. If Eargo requests, Supplier will promptly replace or accept the return of (and credit Eargo for) affected Goods, in accordance with the procedures set out in this Agreement. If Supplier fails to fully perform an agreed upon recovery plan for [***], to the extent that such Excessive Failure is attributable to Supplier, Eargo may require Supplier to reimburse Eargo for all [***] and documented costs expenses actually incurred to respond to such Excessive Failure, including the expenses incurred to diagnose any defect, develop tests and remedies for any defects, perform testing, promptly respond to customer inquiries and complaints, promptly replace the Goods, and promptly transport the Goods, or Eargo’s Goods to and from Supplier, end users and Eargo’s other customers, using overnight or priority freight service if Eargo, at its sole discretion, deems it appropriate to do so to meet its customers’ needs. Provided that the aforementioned reimbursement amount and the approaches to remedy Excessive Failure shall be mutually agreed upon by both Parties in good faith. If an Epidemic Failure occurs and Supplier fails to remedy such Failure within [***], Eargo may terminate any and all applicable Purchase Order(s) for Goods with Epidemic Failure upon notice to Supplier, in whole or in part.

11.

Modifications to Specifications. Whenever Eargo requests or agrees to a modification of the Specification for a Good, and on the condition that the cost to implement such Specification modification is agreed by Supplier, Supplier will immediately implement all such modifications and manufacture and timely deliver all such Goods pursuant to the applicable Purchase Order.

12.	Service and Support. Supplier will provide the service and support services set forth via a separate agreement.

13.	Limitation of Liability.

13.1

Indirect Damages Waiver. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, AND EXCEPT FOR LIABILITY FOR BREACH OF CONFIDENTIALITY, NEITHER PARTY WILL BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OF ANY KIND (INCLUDING LOST PROFITS), REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE, EVEN IF INFORMED OF THE POSSIBILITY OF SUCH DAMAGES IN ADVANCE.

13.2

Direct Damages Cap. EACH PARTY’S MAXIMUM AGGREGATE LIABILITY FOR DIRECT DAMAGES UNDER THIS AGREEMENT WILL NOT EXCEED [***] UNDER THIS AGREEMENT [***], REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE, EVEN IF PARTIES WERE INFORMED OF THE POSSIBILITY OF SUCH DAMAGES IN ADVANCE. NOTWITHSTANDING THE FOREGOING, ANY CLAIM ARISING OUT OF EARGO’S BREACH OF ITS PAYMENT OBLIGATION AND ANY REFUNDS, CREDITS, OR REIMBURSEMENTS WITH RESPECT TO EARGO’S PAYMENT OBLIGATION TO SUPPLIER SHALL BE EXCLUDED FROM THE LIMITATIONS OF LIABILITY AS SET FORTH IN THIS SECTION 13.

14.

Logistics. When Eargo is the “Importer of Record,” Supplier will, at no charge, promptly forward to Eargo any documents Eargo may reasonably require to allow Eargo to clear the Goods through customs and/or obtain possession of the Goods at the port of entry. Supplier will use the freight carriers that Eargo selects or approves. Eargo is solely responsible for specifying any labeling of the Goods. Supplier may not print any of its own trade names, trademarks, or logos on the Goods without Eargo’s prior written consent. Supplier will package all Goods in accordance with applicable Specifications using the [***].

15.	Terms of Sale. Supplier will deliver Goods [***], with title and risk of loss transferring from Supplier to Eargo at [***].

16.

Manufacturing Commitment. Supplier will use its reasonable efforts to timely start the manufacture of the Goods in order to fully and timely meet Eargo’s Forecasts confirmed by Supplier. For example, if Supplier is experiencing undesirable manufacturing yields during the initial ramp of a Good, Supplier will nevertheless continue use its reasonable efforts to manufacture the Goods to meet Eargo’s Forecast confirmed by Supplier.

17.

Right to Manufacture. Upon Supplier’s breach of any of its material obligations under this Agreement (or if Supplier cannot meet Eargo’s supply requirements herein) and failure to cure such breach within [***] of being notified, Supplier hereby grants and agrees to grant to Eargo a non-exclusive, non-transferable, irrevocable, royalty-bearing, worldwide license, under all of Supplier’s Intellectual Property Rights that are incorporated into Goods, to make, have made, use, have used, import, have imported, sell, offer to sell, copy, distribute, display, perform and otherwise use such Intellectual Property Rights in connection with procuring substitute goods and services for Eargo products incorporating the Goods. As reasonably necessary to assist Eargo in exercising its rights under this license, Supplier will promptly and fully provide any technical information necessarily required to manufacture the Goods (including, but not limited to, mask sets, net lists, and any other materials required to manufacture the Goods), training, and other assistance Eargo requests.

18.

Development. Supplier may be asked to develop new products and technology, including Goods. If Supplier so agrees to provide ODM project service, that all such development activities and any resulting technology or Intellectual Property Rights, will be discussed and governed by the respective SOW.

19.	Indemnification.

19.1

Indemnification by Supplier: Supplier shall indemnify and hold harmless, and at Eargo’s request, defend or pay for the defense of Eargo, or its Personnel against any claims or allegations (collectively, the “Claim(s)”) that: (i) the Goods, or any portion thereof infringe any patent, copyright, trademark, trade secret, or other proprietary right of a third party; (ii) the Goods caused injury or damages that is attributable to Supplier; or (iii) arise or are alleged to have arisen as a result of gross negligent and/or intentional acts or omissions of Supplier or Supplier Personnel or material breach by Supplier of the Agreement. Supplier’s indemnification obligation includes the obligation to hold Eargo, and Eargo Personnel harmless from and against any costs, damages and fees (including reasonable attorney and other professional fees) attributable to any such Claims. Eargo agrees that it will notify Supplier in writing of any Claims that are covered by this Section. If Eargo requests that Supplier defend such Claim and Supplier irrevocably confirms full indemnification for the Claim in writing and without exception, thereafter (1) Eargo will permit Supplier to control the whole defense of the Claim using counsel of

Supplier’s choice who is duly diligent; and (2) Eargo will not settle any such Claim without Supplier’s prior permission. Notwithstanding the foregoing, Eargo may, with Supplier’s written consent, control the defense and settlement of a Claim if there is a reasonable risk that Supplier will not be able to cover its full obligation for the Claim or if there is a significant risk of harm to Eargo from a request for an injunction. Supplier agrees to provide information and assistance reasonably necessary to enable Eargo to defend the Claim, and if Supplier defends at Eargo’s request, then Eargo will do the same. Supplier may not enter into any settlement that imposes any obligation on Eargo without Eargo’s prior written consent. Supplier will not publicize or permit any third party to publicize any settlement of such Claim without Eargo’s written permission. “Personnel” means officers, directors, agents, and employees.

19.2

Exceptions to Indemnification by Supplier: Notwithstanding the foregoing, Supplier shall not under this Section 19 or otherwise have any indemnity obligation with respect to any Claim to the extent caused in any way by: (1) Supplier’s compliance with design(s), specification(s), customized features, software, trademark, or any other instruction, requirement and request given by Eargo to Supplier; or (2) the component(s), software or part(s) designated and/or provided by Eargo; or (3) any modification or combination or otherwise by reasons not attributable to Supplier; (4) any abuse, misuse, improper use, improper testing, negligence, accident alteration, tampering of faulty repair thereof not by Supplier; (5) Supplier supplied the Product to Eargo comply with any Standard. To avoid doubt, a Standard means any standard issued or published by any recognized standards development organization, consortium, special interest group, or like entity, for the purpose of widespread adoption; and (6) the essential third party intellectual property rights necessary in order to manufacture the Goods.

19.3

Indemnification by Eargo: Eargo shall indemnify and hold harmless, and at Supplier’s request, defend or pay for the defense of Supplier or its Personnel from and against any and all liabilities, losses, damages, costs and expenses (including reasonable attorney and other professional fees) incurred by or relating to any Claims that is caused by: (1) Supplier’s compliance with design(s), specification(s), customized features, software, trademark, or any other instruction, requirement and request given by Eargo to Supplier; or (2) the component(s), software or part(s) designated and/or provided by Eargo; or (3) any modification or combination or otherwise by reasons attributable to Eargo; (4) any abuse, misuse, improper use, improper testing, gross negligence, accident alteration, tampering of faulty repair thereof attributable to Eargo; (5) Supplier supplied the Product to Eargo comply with any Standard. To avoid doubt, a Standard means any standard issued or published by any recognized standards development organization, consortium, special interest group, or like entity, for the purpose of widespread adoption; and (6) the essential third party intellectual property rights necessary in order to manufacture the Goods.

20.

Duty to Correct. If a third party claims that any Goods infringe an Intellectual Property Right, Supplier will promptly notify Eargo in writing and keep Eargo informed of Supplier’s defenses and exercise the first one of the following remedies that is practicable: (i) obtain from such third party the right for Eargo to use, import and sell such Goods in Eargo products; or (ii) modify the Goods so they are non-infringing and in compliance with this Agreement; or (iii) replace the Goods with non-infringing versions that comply with the requirements of any Specifications and this Agreement; or (iv) if none of the above is reasonably possible, at Eargo’s request, accept the return of infringing Goods and refund any amounts Eargo paid. In any event, Supplier must make its [***] effort to exercise one of the foregoing remedies at a time and in a manner that will reasonably protect Eargo from harm that could result from an injunction.

21.

Resource Requirements. Unless agreed otherwise in an SOW, Supplier will, at its expense, purchase, install, test, maintain and operate all Equipment necessary to manufacture and deliver the development deliverables and the Goods. Supplier will also secure all materials (except for Eargo provided materials) in accordance with applicable Specifications necessary to timely manufacture and supply the development deliverables (pursuant to Attachment 2) and the Goods. Upon Eargo’s request, Supplier will purchase materials directly from Eargo, and, at Eargo’s request, will provide Eargo with (i) [***] reports by part number specifying demand for such materials for the immediately following [***] period; and (ii) [***] receipt logs of any such materials. Before placing orders for or purchasing any materials for use in Goods that are comprised of multiple components, Supplier will provide Eargo, for Eargo’s review and approval, a complete engineering bill of materials for such Goods, listing the supplier(s), part number(s), lead-time(s), and cost(s) of each material therein. “Equipment” means fixtures, tooling, test equipment and any other equipment used in connection with the development, manufacturing, testing, packaging, delivery or servicing of the development deliverables or Goods.

22.

Term and Termination. This Agreement will commence on the Effective Date and continue for three (3) years until terminated (the “Initial Term”), the Agreement will automatically renew for additional successive one-year period(s), unless either party provides the other with a thirty (30) days prior written notice of its intention not to renew the Agreement prior to the expiration of the Initial Term or any one-year renewal period. Either Party may terminate this Agreement if one Party materially breach this Agreement and fails to cure the breach within 30 days after receipt of written notice from the other Party of the breach. Should such event occur, termination shall become effective at the end of said 30 days period.

22.1	This Agreement may be terminated forthwith by either Party upon seven (7) days written notice in the event that the other Party:

22.1.1	becomes insolvent;

22.1.2	makes a general assignment for the benefit of its creditors;

22.1.3	suffers or permits the appointment of a receiver or a manager for its business or assets;

22.1.4	avails itself or becomes subject to any proceeding under bankruptcy laws or any other statute or laws relating to the insolvency of protection of the right of creditors; or

22.1.5	in the event control over it shall be transferred to others than those exercising control at the time of signing of this Agreement.

The provisions of Sections 8 through and including 23, Attachment 1 and Attachment 2 will survive the termination of this Agreement.

23.	Miscellaneous. The terms and conditions in Attachment 1 and Attachment 2 to this Agreement are incorporated herein by this reference.

24.

Force Majeure Event. A “Force Majeure Event” means and is limited to: (a) the occurrence of unforeseen circumstances beyond a party’s reasonable control and without such Party’s negligence or intentional misconduct, including, any act by any governmental authority, act of war, terrorism, natural disaster, boycott, embargo, or riot.

24.1

Neither Party will be responsible for any failure to perform due to a Force Majeure Event. The Party encounters the Force Majeure Event will make its best effort to notify the other Party of the Force Majeure Event promptly, but not later than [***] after the date on which such Party knew or should reasonably have known of the commencement of the Force Majeure Event, specifying the nature and particulars thereof and the expected duration thereof; provided, however, that the failure of a Party to give notice of a Force Majeure Event will not prevent such Party from relying on this Section except to the extent that the other Party has been prejudiced thereby. The Party claiming a Force Majeure Event will use reasonable efforts to mitigate the effect of any such Force Majeure Event and to cooperate to develop and implement a plan of remedial and reasonable alternative measure to remove the Force Majeure Event; provided, however, that neither Party will be required under this provision to settle any strike or other labor dispute on terms it considers to be unfavorable to it. Upon the cessation of the Force Majeure Event, the Party affected thereby will immediately notify the other Party of such fact, and use its best efforts to resume normal performance of its obligations under this Agreement as soon as possible. Notwithstanding that a Force Majeure Event otherwise exists, the provisions of this Section will not excuse any obligation of either Party to pay amounts owed to the other Party, including the obligation to pay amounts due under a non-canceled, timely fulfilled Order as provided in this Agreement, or other payment or reimbursement obligations actually incurred, that arose before the occurrence of the Force Majeure Event causing the suspension of performance.

24.2

In the event a party fails to perform any of its obligations for reasons defined for a cumulative period of [***] or more from the date of such party’s notification to the other party then the other party, at its option, may extend the corresponding delivery period for the length of the delay, or terminate this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the effective date shown above. Each of the persons signing this Agreement affirms that he or she is duly authorized to do so and thereby to bind the indicated entity. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

Eargo	Supplier

By /s/ Kenneth P. Fay	By /s/ SYH-JANG LIAO

Name Kenneth P Fay	Name SYH-JANG LIAO

Title V.P. Operations	Title President & CEO

Date 21 August 2018	Date 21 August 2018

ATTACHMENT 1

General Terms and Conditions

1.

Confidentiality. All disclosures of Confidential Information arising out of or related to this Agreement will be governed by the terms of the parties’ existing Confidentiality Agreement, dated April 18, 2018.

2.	Press Releases and Publicity. Neither Eargo nor Supplier will issue press releases or other publicity regarding the Agreement or its subject matter without the prior written approval of the other.

3.

Compliance with Laws. Supplier agrees that it will fully comply with all applicable laws and regulations of the US and those countries in which Supplier operates in performing its obligations under the Agreement. Supplier agrees that it will not export, re-export, sell, resell or transfer any customer data or any export-controlled commodity, technical data or software (i) in violation of any law, regulation, order, policy or other limitation imposed by the United States (including the United States Export Administration regulations); or (ii) to any country for which an export license or other governmental approval is required at the time of export, without first obtaining all necessary licenses or equivalent.

4.

Anti-Corruption. Supplier has reviewed and understands Eargo’s policies with respect to ethical business conduct and agrees to fully comply with all such policies. Supplier will comply with the following laws and regulations enacted to combat bribery and corruption: the United States Foreign Corrupt Practices Act, the UK Bribery Act, the principles of the OECD Convention on Combating Bribery of Foreign Public Officials and any corresponding laws of all countries where business or services will be conducted or performed pursuant to the Agreement (collectively, the “Anti-Corruption Laws”). Supplier and, to the best of Supplier’s knowledge, its subsidiaries and affiliates, have conducted their businesses in compliance with the Anti-Corruption Laws. Supplier will not Knowingly, directly or indirectly pay, offer, promise, or give anything of value (including any amounts paid or credited by Eargo to Supplier) to any person or party, to influence any act or decision by such person or party for the purpose of obtaining, retaining, or directing business to Eargo. “Knowingly” means the actual knowledge or intention of Supplier’s executive officers or employees. Any amounts paid by Eargo to Supplier under the Agreement will be for services actually rendered, or Goods sold, by Supplier (as applicable). Supplier represents and warrants that all information provided to Eargo in connection with Eargo’s selection and approval of Supplier as an Eargo vendor, or at any other time during the term of the Agreement, is complete and accurate.

5.

Right to Offset. Eargo may set-off or recoup any liability, debt, credit or other obligation of Supplier so long as such offset is done directly and exclusively between an independent Eargo entity (i.e., Eargo, Inc.) and Supplier, provided that Eargo shall notify Supplier in advance and both Parties will discuss such set-off in good faith.

6.	Insurance. Supplier will comply with the requirements specified in Attachment 3 hereto.

7.

Relationship of Parties. Nothing in the Agreement creates a joint venture, partnership, franchise, employment or agency relationship or fiduciary duty of any kind. Neither party will have the power, and will not hold itself out as having the power, to act for or in the name of or to bind the other party. Except as expressly provided, the Agreement is not for the benefit of any third parties.

8.

Assignment. This Agreement is personal to both Parties, and neither Party may assign, delegate or otherwise transfer this Agreement, any SOW, any Purchase Order, and/or any right or obligation thereunder, without the prior written consent of the other party, except in the case of a change of control, such as a change in ownership, or a merger, acquisition, sale or transfer of all, or substantially all or any part of, each Party’s business or assets, or otherwise, voluntarily, by operation of law, reverse triangular merger or otherwise. Any purported or attempted assignment, delegation, subcontracting or other transfer, in whole or in part, except for as mentioned above (change of control) without such consent will be null and void and will constitute a breach of this Agreement. Subject to the foregoing, this Agreement will be binding upon, and inure to the benefit of, the successors, assigns, representatives, and administrators of the Parties.

9.

No Waiver. No delay or failure to act in the event of a breach of the Agreement will be deemed a waiver of that or any subsequent breach of any provision of the Agreement. Any remedies at law or equity not specifically disclaimed or modified by the Agreement remain available to both Parties.

10.

Audits/Inspections/Record Retention. During the Term and to support regulatory requirements, Eargo or its representatives may inspect Supplier facilities and audit Supplier’s factory records to verify that Supplier has complied with its obligations under this Agreement. Supplier will provide Eargo or its representatives any information and documentation that is reasonably requested in connection with such audit or inspection. Supplier will maintain all records related to the Goods during the Term and as required to support regulatory requirements. Supplier will bear all reasonable costs of the audit and inspection if the audit or inspection reveals any breach of Supplier’s obligations under the Agreement. Supplier must track the date Goods are produced and make such information available to Eargo upon Eargo’s request during the term of this Agreement.

11.

Governing Law and Jurisdiction. The Agreement and the rights and obligations of the parties will be governed by and construed and enforced in accordance with the laws of the State of California as applied to agreements entered into and to be performed entirely within California between California residents, without regard to conflicts of law principles. The parties expressly agree that the provisions of the United Nations Convention on Contracts for the International Sale of Goods will not apply to the Agreement or to their relationship. The parties hereby submit to the sole and exclusive personal jurisdiction of and agree that any dispute and cause of action with respect to or arising under this Agreement shall be brought in the court of the County of Santa Clara, CA, USA.

12.

Equitable Relief. Notwithstanding the requirements of Section 11 above, either party may seek equitable relief in order to protect its rights, and to cause the other party to perform its obligations, hereunder at any time and in any court having jurisdiction over the parties hereto and/or the subject matter hereof. Without limitation of the foregoing, the confidentiality provisions of the Agreement will be enforceable under the provisions of the California Uniform Trade Secrets Act, California Civil Code Section 3426, as amended.

13.

No Knock-Off Products. In consideration of Eargo’s purchase of Goods under this Agreement and during the Term of this Agreement, without Eargo’s prior consent, Supplier will not sell or assist any third party to develop, manufacture or sell a Knock-Off Product. “Knock-Off Product” means any product that is the same or identical to the Goods that is defined in each respective SOW.

14.	Reports. Supplier will, at Supplier’s expense, provide reports reasonably requested by Eargo, including reports regarding the development deliverables, Goods, Purchase Orders, and Defective Goods.

15.

Notices. Any notice required or permitted hereunder will be in writing, and will be given to the appropriate party at the address first set forth above, or at such other address as the party may hereafter specify in writing. Any notices to Eargo will be sent to the attention of Eargo’s Legal Department. Such notice will be deemed given: upon personal delivery to the appropriate address; or three (3) business days after the date of mailing if sent by certified or registered mail; or one (1) business day after the date of deposit with a commercial courier service offering next business day service with confirmation of delivery.

16.

Construction. The section headings in the Agreement are for convenience only and are not to be considered in construing or interpreting the Agreement. References to sections, schedules, SOWs, and Purchase Orders are references to sections of, and SOWs, schedules and Purchase Orders to, the Agreement, and the word “herein” and words of similar meaning refer to the Agreement in its entirety and not to any particular section or provision. The word “party” means a party to the Agreement and the phrase “third party” means any person, partnership, corporation or other entity not a party to the Agreement. The words “will” and “shall” are used in a mandatory, not a permissive, sense, and the word “including” is intended to be exemplary, not exhaustive, and will be deemed followed by “without limitation.” Any requirement to obtain a party’s consent is a requirement to obtain such consent in each instance.

17.

Severability. If a court of competent jurisdiction finds any provision of the Agreement unlawful or unenforceable, that provision will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of the Agreement will continue in full force and effect.

18.

Related Documents; Precedence. The terms and conditions of any SOW, Purchase Order, and the terms and conditions of any schedules, exhibits, attachments and other documents referenced herein or therein are incorporated into the terms and conditions of this Agreement. In the event of any conflict in the documents which constitute this Agreement, the order of precedence will be (i) the quantity, price, payment and delivery terms of the applicable Purchase Order; (ii) the applicable SOW; (iii) this Agreement; and (iv) any other schedules, exhibits, attachments and other documents referenced and incorporated herein and therein.

19.

Complete Agreement. The parties agree that the Agreement constitutes the complete and exclusive agreement between them superseding all contemporaneous and prior agreements (written and oral) and all other communications between them relating to its subject matter, excluding the confidentiality agreement referenced herein. Except as expressly provided herein, the Agreement may not be amended or modified except by a written amendment specifically referencing the Agreement, signed by authorized signatories of both parties.

ATTACHMENT 2

Development Terms

1.	Scope and Standards of Work.

1.1

During the term of the Agreement, any services Supplier conducts in connection with the development of new products or other technology, including Goods, will be “Development Services” for the purpose of this Attachment 2. The parties may describe the Development Services in a Statement of Work. Eargo has no obligation to purchase or pay for any Development Services or related deliverables except as set forth will be addressed in an each corresponding SOW.

1.2

Supplier agrees to notify Eargo promptly if, to the best of Supplier’s knowledge, Supplier knows or has reason to believe that the Statement of Work or any instructions from Eargo would, if followed by Supplier, violate any applicable law of US or infringe or misappropriate any Intellectual Property Rights of any third party or be inconsistent with the applicable standards of US.

1.3

The provision of deliverables and Services in their tangible form have no intrinsic value. As such, no value added, sales, or use taxes have been assessed or are anticipated to be required as a result of the Services provided under this Agreement.

2.

Eargo Project Materials. Eargo may provide items and materials, as specified in an SOW (the “Project Materials”). Supplier agrees that all such Project Materials will be and remain the sole and exclusive property of Eargo. If Eargo provides Project Materials, Supplier will only use them for the purpose described in the Statement of Work and will not be transferred to any third party without first obtaining written authorization from Eargo in each instance. Upon completion of the Development Services, any unused Project Materials will be, at [***] sole expense, returned to Eargo or destroyed at the sole discretion of Eargo.

3.	Communication, Visits, Results, and Reports.

3.1

All results, reports, findings, conclusions, work papers, notebooks, electronic records, samples, prototypes, deliverables, and any other information or materials in any form or format arising out of performance of the Development Services by or for Supplier except Supplier Background Technology (defined below) (the “Project Work Product”) will become part of the Confidential Information to be protected under the Agreement. “Supplier Background Technology” means Supplier’s inventions, data, improvements, discoveries, ideas, processes, methodologies, formulas, techniques, works of authorship, trade secrets and know-how, whether patentable or not, conceived, reduced to practice, authored, or otherwise created or developed by or for Supplier either (i) prior to the date of the Agreement or (ii) subsequent to the date of the Agreement if conceived, reduced to practice, authored, or otherwise created or developed by Supplier separately and independently of its provision of any Development Services and any Eargo Confidential Information or Project Materials, and all Intellectual Property Rights therein or thereto. Supplier Background Technology is and will be owned by Supplier and is not being transferred or assigned to Eargo under the Agreement.

3.2

Upon receipt of any deliverable hereunder, Eargo will either accept the deliverable, or if in Eargo’s sole discretion, the deliverable does not comply with the Specifications, including the project schedule, reject the deliverable. If Eargo requests, Supplier will assist Eargo with testing all deliverables without charge. Upon rejection of a deliverable, Supplier will promptly correct any failure to comply with the Specifications and re-deliver the deliverable to Eargo as soon as is practicable, or such other time period agreed upon by Eargo in writing.

3.3

Supplier will not destroy or dispose of any Project Work Product without Eargo’s prior written authorization in each instance. Supplier will, [***], promptly deliver any and all Project Work Product and any work-in-process to Eargo.

3.4

Supplier will provide Eargo with a written [***] report summarizing the progress of the Development Services and any new Project Work Product developed since the last written report. In addition, Supplier will prepare and provide one or more draft and final report(s) at the intervals, and upon completion of the Development Services, as more fully described in the Statement of Work. All reports will be formatted and delivered to Eargo in accordance with Eargo’s instructions.

3.5

Eargo will be solely responsible, at its discretion in accordance with applicable law, for any reporting to appropriate government agencies any Project Work Product generated during performance of the Development Services.

3.6

Supplier will permit Eargo’s representatives to access all relevant Supplier facilities with reasonable frequency to perform quality assurance audits [***], observe progress of the Development Services, discuss the Development Services with relevant Supplier personnel, and inspect records and data relevant to the Development Services.

4.	Intellectual Property.

4.1

No right or license to Eargo’s Intellectual Property Rights is granted or implied as a result of the Agreement or the Development Services, except that Eargo hereby grants to Supplier a limited, non-exclusive, worldwide, royalty-free license to use Eargo’s Intellectual Property Rights solely to the extent necessary to perform Development Services and other obligations under the Agreement. The transfer or license of Project Materials or Supplier Background Technology provided herein does not constitute a public disclosure. “Intellectual Property Rights” means the rights in and to all (i) U.S. and foreign patents and patent applications claiming any inventions or discoveries made, developed, conceived, or reduced to practice, including all divisions, substitutions, continuations, continuation-in-part applications, and reissues, re-examinations and extensions thereof; (ii) copyrights; (iii) unpatented information, trade secrets, data, or materials; (iv) mask work rights; and (v) any other intellectual or other proprietary rights of any kind now known or hereafter recognized in any jurisdiction.

4.2

Unless otherwise mutually agreed in a SOW, the ownership of all right, title and interest in all Project Work Product, and all Intellectual Property Rights therein or thereto, will be subject to the following: (1) all Project Work Product will be owned by Supplier if the project is Original Design Manufacturer (“ODM”) based, and in such circumstance, Supplier agrees to grant Eargo a non-exclusive, royalty-free, worldwide license to use said Project Work Product solely to offer for sale, sell or distribute the Goods manufactured by Supplier for Eargo to the extent the Goods incorporates with any Project Work Product; (2) all Project Work Product will be owned by Eargo and Supplier jointly if the project is (“JDM”) based, and in such circumstance and for the portion of Project Work Product developed by Supplier, Supplier agrees to grant Eargo a non-exclusive, royalty-free, worldwide license to use said Project Work Product solely to offer for sale, sell or distribute the Goods manufactured by Supplier for Eargo to the extent the Goods incorporates with any Project Work Product; (3) all Project Work Product will be owned by Eargo if the project is Original Equipment Manufacturer (“OEM”) based, provided that Supplier Background Technology shall be excluded. “ODM” means Original Design Manufacturer which is a company that designs and manufactures a product that is specified and branded by another firm for sale. “JDM” means Joint Design Manufacturer which is a company that designs and manufactures a product in collaboration with another firm (i.e., jointly). “OEM” means Original Equipment Manufacturer which is a company that manufactures a product which is designed, specified, and branded by another firm for sale.

4.3

If any Intellectual Property Rights that are owned, controlled or licensable by Supplier apply to any of Eargo’s use or exploitation of the Goods and/or the Project Work Product, Supplier hereby grants to Eargo a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license under such Intellectual Property Rights to use, have used, sell, have sold, offer for sale, import, have imported.

4.4

Supplier will not engage in, nor will it authorize others to engage in, reverse engineering, disassembly or decompilation of any Eargo technology (including Project Materials) except as required to perform its obligations under the Agreement. Supplier will not use any Eargo technology provided or developed under this Agreement for the purpose of: (i) filing patent applications; (ii) modifying its pending patent applications or the claims of patents in any post-grant proceedings; or (iii) mapping or reviewing software, hardware, and/or confidential information against patents, patent applications, claim charts or other like material.

4.5

Supplier will not use any Eargo trademarks for any purpose except to comply with its obligations under this Agreement. The goodwill derived from Supplier’s use of any Eargo trademarks inures exclusively to the benefit of and belongs to Eargo. Supplier acknowledges Eargo’s ownership of the Eargo trademarks and agrees not do anything inconsistent with Eargo’s ownership of the Eargo trademarks, such as filing any trademark application for an identical or substantially similar mark anywhere in the world.

ATTACHMENT 3

Insurance

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